UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 14, 2020 (February 10, 2020)

HERITAGE GLOBAL INC.

(Exact name of registrant as specified in its charter)

Florida	0-17973	59-2291344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12625 High Bluff Drive, Suite 305, San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 847-0656

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	HGBL	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 10, 2020, Heritage Global Inc. (the “Company”) entered into a secured promissory note, business loan agreement, commercial security agreement and agreement to provide insurance (the “Credit Facility”) with C3bank, National Association for a $5.0 million revolving line of credit. The Credit Facility matures on February 5, 2021 and replaces a secured promissory note, as amended, totaling $3.0 million. The Company is permitted to use the proceeds of the loan solely for its business operations.

The Credit Facility accrues at a variable interest rate, which is equal to the rate of interest last quoted by The Wall Street Journal as the “prime rate,” not to be less than 5.50% per annum. The Company will pay interest on the Credit Facility in regular monthly payments, beginning on March 5, 2020. The Company may prepay the Credit Facility without penalty.

The Company is the borrower under the Credit Facility. The Credit Facility is secured by a first priority security interest in certain of the Company’s and its certain subsidiaries’ current and future tangible and intangible assets, inventory, chattel paper, accounts, equipment and general intangibles.

The availability of additional draws under the Credit Facility is conditioned, among other things, on the compliance with certain customary representations and warranties, including default, insolvency or bankruptcy, material adverse change in financial condition and any guarantor’s attempt to revise its guarantee. The agreement governing the Credit Facility also contains customary affirmative covenants regarding, among other things, the maintenance of records, maintenance of certain insurance coverage, compliance with governmental requirements and maintenance of a debt to equity ratio.

The Credit Facility contains certain customary financial covenants and negative covenants that, among other things, include restrictions on the Company’s ability to create, incur or assume indebtedness for borrowed money, including capital leases or to sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of the Company’s assets.

This summary is qualified in its entirety by reference to the full text of the secured promissory note, business loan agreement and commercial security agreement, which are attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively, and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On February 10, 2020, the Company terminated a secured promissory note, as amended with First Choice Bank (“First Choice”) for a revolving line of credit (the “Agreement”) with an aggregate borrowing capacity of $3.0 million. Interest under the Agreement was charged at a variable rate. Aggregate loans under the Agreement up to $3.0 million incurred interest at a variable rate per annum based on the rate of interest last quoted by The Wall Street Journal as the “prime rate,” not to be less than 5.50% per annum, with a minimum interest charge of $100.00 per month. The promissory note was scheduled to mature on April 5, 2020.

The Company had promised to pay First Choice all outstanding principal in addition to regular monthly interest payments. The Company was entitled under the Agreement to prepay without penalty the full loan amount owed, provided that the Company was obligated to pay minimum monthly interest payments of $100.00. The Agreement provided First Choice with a first priority secured position on the assets of the Company and certain subsidiaries acting as guarantors.

The Agreement contained certain customary financial covenants and negative covenants that, among other things, included restrictions on the Company’s ability to create, incur or assume indebtedness for borrowed money, including capital leases or to sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of the Company’s assets.

This summary is qualified in its entirety by reference to the full text of the Agreement and the amendments thereto, which were filed as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on October 3, 2018 and Exhibits 10.1 and 10.2 to the Current Report on Form 8-K filed with the SEC on April 3, 2019. The disclosure in Item 1.01 of this Current Report on Form 8-K regarding the Credit Facility is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K regarding the Credit Facility is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

No.	Description

10.1	Secured Promissory Note by and between Heritage Global Inc. and C3bank, National Association, effective as of February 10, 2020

10.2	Business Loan Agreement by and between Heritage Global Inc. and C3bank, National Association, effective as of February 10, 2020
10.3	Commercial Security Agreement by and between Heritage Global Inc., certain of its subsidiaries and C3bank, National Association, effective as of February 10, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2020	HERITAGE GLOBAL INC.
(Registrant)

	By:	/s/ Scott A. West
Scott A. West
Chief Financial Officer
(principal financial officer)